EXHIBIT 99.1

Item 1.  BUSINESS

SIGCORP and SIGECO

     This discussion includes forward looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "expect", "potential", "estimate" and similar words, and actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric and gas utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes including revised environmental requirements, impacts of Year 2000 issues, availability and cost of capital, the pending merger with Indiana Energy, Inc. and other similar factors.

ORGANIZATION

     SIGCORP, Inc. (SIGCORP) is a holding company incorporated October 19, 1994 under the laws of the State of Indiana. SIGCORP has eleven wholly-owned subsidiaries: Southern Indiana Gas and Electric Company (SIGECO), a gas and electric utility, and ten nonregulated subsidiaries.

     On December 20, 1994, SIGECO's Board of Directors authorized the steps required for a corporate reorganization in which a holding company would become the parent of SIGECO. SIGECO's shareholders approved the reorganization at SIGECO's March 28, 1995 annual meeting, and approval by the Federal Energy Regulatory Commission and the Securities and Exchange Commission was granted November 7, 1995 and December 14, 1995, respectively.

     Effective January 1, 1996, the new holding company, SIGCORP, became the parent of SIGECO, which accounts for over 80% of SIGCORP's net income, and four of SIGECO's former wholly-owned nonregulated subsidiaries: Energy Systems Group, Inc., Southern Indiana Minerals, Inc., Southern Indiana Properties, Inc. and ComSource, Inc. All of the shares of SIGECO's common stock were exchanged on a one-for-one basis for shares of SIGCORP, while all of SIGECO's debt securities and all of its outstanding shares of preferred stock remained securities of SIGECO and were unaffected. (See "Nonregulated Subsidiaries - General" and Note 1 of the Notes to Consolidated Financial Statements, page 48, for further discussion.)

     The reorganization was in response to the changes created in the electric industry by the Energy Policy Act of 1992 and the need to respond quickly to the more competitive business environment. The new structure buffers SIGECO and its customers from the effects of pursuing nonregulated opportunities while allowing SIGCORP to engage in closely related, but historically nonregulated, businesses. Providing gas and electric utility service to customers through SIGECO remains the core business and primary focus of SIGCORP.

     On June 14, 1999, SIGCORP announced an agreement to merge with Indiana Energy, Inc. (IEI) in an all-stock pooling transaction through which a new holding company, Vectren Corporation, would be formed. (See "Pending Merger" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATION AND FINANCIAL CONDITION, Page 18, and Note 1 of the Notes to Consolidated Financial Statements, page 48, for further discussion.)

SIGECO - GENERAL

     SIGECO is an operating public utility incorporated June 10, 1912, under the laws of the State of Indiana, engaged in the generation, transmission, distribution and sale of electric energy and the purchase of natural gas and its transportation, distribution and sale in a service area which covers ten counties in southwestern Indiana.

     Electric service is supplied directly to Evansville and 74 other cities, towns and communities, and adjacent rural areas. Wholesale electric service is supplied to an additional eight communities. At December 31, 1999, SIGECO served 126,605 electric customers and was also obligated to provide for firm power commitments to the City of Jasper, Indiana and to maintain spinning reserve margin requirements under an agreement with the East Central Area Reliability Group (ECAR).

         At December 31, 1999, SIGECO supplied gas service to 109,388 customers in Evansville and 64 other nearby communities and their environs. Since 1986, SIGECO has purchased its natural gas supply requirements from numerous suppliers. During 1999, thirty-two suppliers were used.

     The principal industries served by SIGECO include polycarbonate resin (Lexan) and plastic products, aluminum smelting and recycling, aluminum sheet products, automotive assembly, steel finishing, appliance manufacturing, pharmaceutical and nutritional products, automotive glass, gasoline and oil products and coal mining.

     The only property SIGECO owns outside of Indiana is approximately eight miles of a 138,000 volt electric transmission line which is located in Kentucky and which interconnects with Louisville Gas and Electric Company's transmission system at Cloverport, Kentucky. The original cost of the property is less than $425,000. SIGECO does not distribute any electric energy in Kentucky.

SIGECO - LINES OF BUSINESS

     The percentages of operating revenues and operating income before income taxes attributable to the electric and gas operations of SIGECO for the five years ended December 31, 1999, were as follows:

                                             Year Ended December 31,
                                    1995    1996    1997   1998    1999
Operating Revenues:
Electric                            81.3%   74.2%   76.1%  81.7%   81.8%
Gas                                 18.7    25.8    23.9   18.3    18.2

Operating Income Before Income
Taxes:

Electric                            96.4%   89.0%   87.1%  90.8%   91.7%
Gas                                  3.6    11.0    12.9    9.2     8.3

     Reference is made to Note 9 of the Notes to Consolidated Financial Statements, page 48, for Segments of Business data.

SIGECO - ELECTRIC BUSINESS

     SIGECO supplies electric service to 126,605 customers, including 110,064 residential, 16,344 commercial, 173 industrial, 19 public street and highway lighting, and five municipal customers.

     SIGECO's installed generating capacity as of December 31, 1999 was rated at 1,256,000 kilowatts (Kw). Coal-fired generating units provide 1,041,000 Kw of capacity and gas or oil-fired turbines used for peaking or emergency conditions provide 215,000 Kw.

     In addition, SIGECO has interconnections with Louisville Gas and Electric Company, Cinergy Services, Inc., Indianapolis Power & Light Company, Hoosier Energy Rural Electric Cooperative, Inc., Big Rivers Electric Corporation, Wabash Valley Power Association, and the City of Jasper, providing an ability to simultaneously interchange approximately 750,000 Kw.

     Record-breaking peak conditions occurred on July 6, 1999, when SIGECO's system summer peak load reached 1,140,800 Kw. SIGECO's total load, including its firm power commitments to the City of Jasper, Indiana, for each of the years 1995 through 1999 at the time of the system summer peak, and the related reserve margin, are presented below.

Date of Summer     8-17-95    8-21-96     7-14-97    7-21-98     7-6-99
Peak Load

Company System
Peak Load (Kw)
                   1,021,000    999,800   1,022,700  1,082,500   1,140,800

Firm Power
Commitments at
Peak                  60,800     53,500      63,700     46,800      58,700
Total at Peak      1,081,800  1,053,300   1,086,400  1,129,300   1,199,500

Total Generating
Capability (Kw)    1,236,000  1,236,000   1,236,000  1,256,000   1,256,000
Reserve Margin at
Peak                     14%        17%         14%        11%          5%

The winter peak load of the 1998-1999 season of 834,200 Kw occurred on January 5, 1999 and was 9.3% higher than the previous winter peak load of 763,200 Kw which occurred on March 11, 1998.

     SIGECO, primarily as agent of Alcoa Generating Corporation (AGC), operates the Warrick Generating Station, a coal-fired steam electric plant which interconnects with SIGECO's system and provides power for the Aluminum Company of America's Warrick Operations, which includes aluminum smelting and fabricating facilities. Of the four turbine generators at the plant, Warrick Units 1, 2 and 3, with a capacity of 144,000 Kw each, are owned by AGC. Warrick Unit 4, with a rated capacity of 270,000 Kw, is owned by SIGECO and AGC as tenants in common, each having shared equally in the cost of construction and sharing equally in the cost of operation and in the output.

     SIGECO (a summer peaking utility) has an agreement with Hoosier Energy Rural Electric Cooperative, Inc. (Hoosier Energy) for the sale of firm peaking power to Hoosier Energy during the annual winter heating season (November 15-March 15). The contract made available 222 Mw during the 1999- 2000 winter season, and was terminated March 15, 2000.

     Electric generation for 1999 was fueled by coal (98.8%) and natural gas (1.2%). Oil was used only for testing of gas/oil-fired peaking units.

     Historically, coal for SIGECO's coal-fired generating stations has been purchased from operators of nearby Indiana strip mines pursuant to long-term contracts. Over the past several years, SIGECO has been actively involved in intensive contract negotiations and legal actions to reduce coal costs and thereby lower electric rates. The initial long-term coal contracts to be renegotiated and eventually bought out were those supplying SIGECO's Culley Generating Station and Warrick Unit 4. Net savings from these actions, estimated to total approximately $59 million, were passed back to SIGECO's electric customers through the fuel adjustment clause. The coal used in these plants is blended, when necessary, to meet specifications set in conformance with the requirements of the Indiana State Implementation Plan for sulfur dioxide issued under federal laws regulating air quality (Clean Air Act). Approximately 1,615,000 tons of coal were used during 1999 in the generation of electricity at the Culley Station and Warrick Unit 4 with the majority of the coal used at the Culley Station supplied by SIGCORP's subsidiary, SIGCORP Fuels, Inc (see "Nonregulated Subsidiaries - General", page 8). Culley Units 2 and 3 were equipped with flue gas desulfurization equipment as part of the Clean Air Act Compliance Plan. (See "Environmental Matters", page 11, for further discussion.) SIGECO's remaining long-term contract coal supplier supplied the A. B. Brown Generating Station. On April 10, 1995, SIGECO reached an agreement with this coal supplier, effective July 16, 1995, to buy out the remainder of SIGECO's contractual obligations, enabling it to acquire lower-priced spot market coal. SIGECO estimates the total savings in coal costs resulting from the buyout, net of total buyout costs, approximated $58 million through December 31, 1998, the term of the original contract. The net savings from this coal contract renegotiation have been passed back to SIGECO's retail and firm wholesale electric customers through the fuel adjustment clause. The amount of coal burned at A. B. Brown Generating Station during 1999 was approximately 1,372,000 tons. Both units at the generating station are equipped with flue gas desulfurization equipment so that coal with a higher sulfur content can be used. There are substantial coal reserves in the southern Indiana area. The average cost (including contract buyout costs) of all coal consumed in generating electrical energy for the years 1995 through 1999 was as follows:

Average Cost

                Average Cost   Average Cost  Per Kwh
        Year    Per Ton        Per MMBTU     (In Mills)
        1995      30.02           1.33       14.10
        1996      26.01           1.16       12.40
        1997      20.75           0.91        9.80
        1998      21.34           0.94        9.97
        1999      21.88           0.96       10.13


     The Broadway Turbine Units 1 and 2, Northeast Gas Turbines and A. B. Brown Gas Turbine, when used for peaking, reserve or emergency purposes, use natural gas for fuel. Number 2 fuel oil can also be used in the Broadway Turbine Units and the Brown Gas Turbine.

     All metered electric rates contain a provision for adjustment in charges for electric energy to reflect changes in the cost of fuel and the net energy cost of purchased power through the operation of a fuel adjustment clause unless certain criteria contained in the regulations are not met. Effective April 26, 1995, the principal restriction to recovery of fuel cost increases is that such recovery is not allowed to the extent that total operating income for the
60-month period including the twelve-month period provided in the fuel cost adjustment filing exceeds the total operating income authorized by the Indiana Utility Regulatory Commission (IURC) during the same 60-month period. Prior to April 26, 1995, the operating income test period was the twelve-month period provided in the fuel cost adjustment filing. During 1997-1999, neither restriction affected SIGECO. As prescribed by order of the IURC, the adjustment factor is calculated based on the estimated cost of fuel and the net energy cost of purchased power in a designated future quarter. The order also provides that any over- or underrecovery caused by variances between estimated and actual cost in a given quarter will be included in the second succeeding quarter's adjustment factor. This continuous reconciliation of estimated incremental fuel costs billed with actual incremental fuel costs incurred closely matches revenues to expenses. On August 18, 1999, the IURC issued a generic order establishing new guidelines for the recovery of the net energy cost of purchased power through fuel adjustment clauses. The order requires each utility to establish a benchmark which is the utility's highest on-system fuel cost per kilowatt-hour during the most recent annual period. If the utility's weekly average purchased power costs were less than the benchmark cost of fuel, those costs would be recoverable through the fuel clause as "fuel costs included in purchased power". If the utility's weekly average purchased power costs exceeded the "benchmark", the utility would be required to provide evidence supporting the reasonableness of the costs incurred. SIGECO does not anticipate any limitation of recoverability of its purchased power costs under this generic order. The Office of the Utility Consumer Counselor has appealed the generic order to the Indiana Court of Appeals.

     SIGECO participates in research and development in which the primary goal is cost savings through the use of new technologies. This is accomplished, in part, through the efforts of the Electric Power Research Institute (EPRI). In 1999, SIGECO paid $1,014,000 to EPRI to help fund research and development programs such as advanced clean coal burning technology.

     SIGECO is participating with 14 other electric utility companies through Ohio Valley Electric Corporation (OVEC) in arrangements with the United States Department of Energy (DOE), to supply the power requirements of the DOE plant near Portsmouth, Ohio. The sponsoring companies are entitled to receive from OVEC, and are obligated to pay for, any available power in excess of the DOE contract demand. The proceeds from the sale of power by OVEC are designed to be sufficient to meet all of its costs and to provide for a return on its common stock. During 1999, SIGECO's participation in the OVEC arrangements was 1.5%.

     SIGECO participates with seven other utilities and 31 other affiliated groups located in eight states comprising the east central area of the United States, in the East Central Area Reliability group, the purpose of which is to strengthen the area's electric power supply reliability. Additionally, SIGECO is one of 14 owners of the Midwest Independent System Operator (MISO) which is an organization recently established to ensure the dependable and efficient transmission of electric energy between its owner utilities located in the midwestern United States. The MISO anticipates an in-service date of June 2001 for its control center and systems.

SIGECO - GAS BUSINESS

     SIGECO supplies natural gas service to 109,388 customers, including 99,596 residential, 9,576 commercial and 216 industrial customers, through 2,921 miles of gas transmission and distribution lines.

     SIGECO owns and operates three underground gas storage fields with an estimated ready delivery from storage of 3.9 million Dth of gas. Natural gas purchased from SIGECO's suppliers is injected into these storage fields during periods of light demand which are typically periods of lower prices. The injected gas is then available to supplement the contracted volumes during periods of peak requirements. It is estimated that approximately 119,000 Dth of gas per day can be withdrawn from the three storage fields during peak demand periods on the system.

     In 1999, a total of 32 suppliers sold gas to SIGECO. In total, SIGECO purchased 12,574,927 Dth in 1999. During 1999, sixty-one of SIGECO's major gas customers utilized SIGECO's gas transportation program to procure a portion of their gas supply needs from suppliers other than SIGECO. A total of 19,580,081 Dth, 61% of total gas throughput, was transported for these major customers in 1999 compared to 17,349,036 Dth transported in 1998. SIGECO receives fees for the use of its facilities in transporting such gas.

     The all-time record send out occurred during the 1993-1994 winter season on January 18, 1994, when 247,449 Dth of gas were delivered to SIGECO's customers. Of this amount, 97,946 Dth was purchased, 106,558 Dth was taken out of SIGECO's three underground storage fields, and 42,945 Dth was transported to customers under transportation agreements. The 1998-1999 winter season peak day send out was 215,284 Dth on January 14, 1999.

     The average cost per Dth of gas purchased by SIGECO during the past five calendar years was as follows: 1995, $2.48; 1996, $3.47; 1997, $3.25; 1998,
$3.22; and 1999, $3.10.

     The State of Indiana has established procedures which result in SIGECO passing on to its customers the changes in the cost of gas sold unless certain criteria contained in the regulations are not met. Effective April 26, 1995, the principal restriction to recovery of gas cost increases is that such recovery is not allowed to the extent that total operating income for the 60-month period including the twelve-month period provided in the gas cost adjustment filing exceeds the total operating income authorized by the IURC during the same 60-month period. Prior to April 26, 1995, the operating income test period was the twelve-month period provided in the gas cost adjustment filing. During 1997-1999, neither restriction affected SIGECO. Additionally, these procedures provide for scheduled quarterly filings and IURC hearings to establish the amount of price adjustments for a designated future quarter. The procedures also provide for inclusion in a later quarter of any variances between estimated and actual costs of gas sold in a given quarter. This reconciliation process with regard to changes in the cost of gas sold closely matches revenues to expenses. SIGECO's rate structure does not include a weather normalization-type clause whereby a utility would be authorized to recover the gross margin on sales established in its last general rate case, regardless of actual weather patterns.

     Natural gas research is supported by SIGECO through the Gas Research Institute in cooperation with the American Gas Association. Since passage of the Natural Gas Act of 1978, a major effort has gone into promoting gas exploration by both conventional and unconventional sources. Efforts continue through various projects to extract gas from tight gas sands, shale and coal. Research is also directed toward the areas of conservation, safety and the environment.

SIGCORP

NONREGULATED SUBSIDIARIES - GENERAL

     In addition to its wholly-owned utility subsidiary,SIGECO, SIGCORP has ten wholly-owned nonutility subsidiaries, of which nine were active at December 1999. Southern Indiana Properties, Inc., formed in 1986, invests in leveraged leases of real estate and equipment, real estate partnerships and joint ventures and private placement subordinated debt instruments. Energy Systems Group, Inc., incorporated in April 1994, has a one-third ownership in Energy Systems Group, LLC, an energy-related performance contracting firm serving industrial and commercial customers. Southern Indiana Minerals, Inc., incorporated in May 1994, processes and markets coal combustion by-products. SIGCORP Energy Services, Inc., incorporated in October 1996, was established to market energy and related services and currently provides natural gas, pipeline management, storage service and other natural gas-related services to SIGECO and other customers. SIGCORP Capital, Inc., also incorporated in October 1996, is the primary financing vehicle for SIGCORP's nonregulated subsidiaries. SIGCORP Fuels, Inc., incorporated in December 1996, was formed to own and operate coal mining properties and to provide coal and related services to SIGECO and other customers. SIGCORP Power Marketing, Inc., also incorporated in December 1996, but not yet active, was formed to procure electric power supplies for SIGECO and other customers, and will market SIGECO's excess electric generation capacity. SIGCORP Communications Services, Inc., incorporated in August 1997, was formed to undertake telecommunications-related strategic initiatives. SIGECO Advanced Communications, Inc. (Advanced Communications), incorporated in April 1998, holds SIGCORP's investment in Utilicom Holdings, LLC, the newly formed holding company for Utilicom Networks, Inc., and in SIGECOM Holdings, Inc., the newly formed holding company of SIGECOM, LLC. Advanced Communications and Utilicom Networks, Inc. are partners in SIGECOM, LLC, an integrated communications provider serving the Evansville, Indiana market with an 860-mile fiber-optic based network. (See Note 12 of the Notes to Consolidated Financial Statements, page 48, for discussion of the restructured investment at Advanced Communications.) SIGCORP Environmental Services, Inc., incorporated in November 1998, holds SIGCORP's investment in Air Quality Services, a joint venture created to provide air quality monitoring and testing services to industry and utilities. (See "SIGECO Advanced Communications, Inc." in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18, and Note 1 of the Notes to Consolidated Financial Statements, page 48, for further discussion.)


SIGCORP and SIGECO

PERSONNEL

     The holding company, SIGCORP, had one employee as of December 31, 1999.

     SIGECO's network of gas and electric operations directly involves 775 employees with an additional 146 employed at Alcoa's Warrick Power Plant. Alcoa reimburses SIGECO for the entire cost of the payroll and associated benefits at the Warrick Plant, with the exception of one-half of the payroll costs and benefits allocated to Warrick Unit 4, which is jointly owned by SIGECO and Alcoa. The total payroll and benefits for SIGECO employees in 1999 (including all Warrick Plant employees) were $62.7 million. In 1998, total payroll and benefits were $55.8 million.

     On July 1, 1998, SIGECO signed a new two-year contract with Local 702 of the International Brotherhood of Electrical Workers. The contract provides for annual wage increases of 3.5% and 3.0%. Improvements in healthcare coverage costs and pension plan benefits are also included. On October 4, 1999, SIGECO's Hoosier Division signed a new two-year labor contract, ending September 23, 2001, with Local 135 of the Teamsters, Chauffeurs, Warehousemen and Helpers. The contract provides for annual wage increases of 3% and improvements in health care coverage costs and pension and other benefits.

     As of December 31, 1999, Southern Indiana Properties, Inc. had 2 employees; Southern Indiana Minerals, Inc. had 7 employees; SIGCORP Energy Services, Inc. had 21 employees; SIGCORP Communications, Inc. had 28 employees; SIGCORP Fuels, Inc. had 3 employees; and Sigeco Advanced Communications, Inc. had 1 employee. Energy Systems Group, Inc., SIGCORP Capital, Inc., SIGCORP Environmental Services, Inc. and SIGCORP Power Marketing, Inc. had no employees as of December 31, 1999. There were no labor organizations representing employees of the nonregulated entities.

CONSTRUCTION PROGRAM AND FINANCING

     SIGCORP's demand for capital is primarily related to SIGECO's construction of utility plant and equipment necessary to meet customers' electric and gas energy needs, as well as environmental compliance requirements. Additionally, SIGCORP may periodically make capital investments in its nonregulated operations. See "Liquidity and Capital Resources" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18, for discussion of construction expenditures and financing during 1999.

     For 2000, SIGECO's construction expenditures are presently estimated to be $52.0 million. Expenditures in the power production area are expected to total $18.8 million. The balance of the 2000 construction program consists of $17.0 million for additions and improvements to other electric system facilities, $8.9 million for additions and improvements to the gas system and $7.3 million to complete several strategic information systems and for common utility equipment.

     In keeping with SIGECO's objective to bring new facilities on line as needed, the construction program and amount of scheduled expenditures are reviewed periodically to factor in load growth projections, system planning requirements, environmental compliance and other considerations. As a result of this program of periodic review, construction expenditures may change in the future from the program as presented herein.

     Currently it is estimated that SIGECO's construction expenditures will total about $357 million, including allowance for funds used during construction, for the years 2000-2004 as follows: 2000 - $52 million; 2001 - $87 million; 2002 - $113 million; 2003 - $62 million; and 2004 - $43 million. This construction program includes $97 million for construction expenditures during 2000-2003 that SIGECO estimates as the maximum amount if it is required to comply with new United States Environmental Protection Agency (USEPA) air quality standards discussed under "Environmental Matters," and $32 million for the construction of a gas- fired electric generation peaking unit in 2002. Because SIGECO plans to lease the proposed cogeneration facility discussed in "Rate and Regulatory Matters" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18, its cost is not included in the projected five-year construction requirements. While SIGCORP expects the majority of SIGECO's construction and other capital requirements to be provided by internally generated funds, external financing requirements of $50-70 million of medium term debt are anticipated and will be used primarily to retire a similar amount of short-term debt.

REGULATION

     Because of its ownership of SIGECO, SIGCORP is a "Holding Company" as defined by the Public Utility Holding Company Act of 1935 (PUHCA). Furthermore, SIGECO is also a "Holding Company" as defined by PUHCA due to SIGECO's ownership of 33% of Community Natural Gas Company. Both SIGCORP and SIGECO are exempt from regulation under the PUHCA except for the provisions of Section 9(A)(2), which pertain to acquisitions of other utilities.

     Operating as a public utility under the laws of Indiana, SIGECO is subject to regulation by the Indiana Utility Regulatory Commission (IURC) as to its rates, services, accounts, depreciation, issuance of securities, acquisitions and sale of utility properties or securities, and in other respects as provided by the laws of Indiana. See subsequent discussion under "Competition" regarding the restructuring of the electric utility industry and possible deregulation of certain segments or functions of electric utility service.

     In addition, SIGECO is subject to regulation by the Federal Energy Regulatory Commission (FERC) with respect to the sale and transmission of electric energy in interstate commerce, its rates for sales for resale, interconnection agreements with other utilities, the classification of its accounts and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act.

     See "SIGECO-Electric Business", page 5 and "SIGECO-Gas Business", page 7 for further discussion regarding regulatory matters.

     SIGECO is subject to regulations issued pursuant to federal and state laws, pertaining to air and water pollution control. The economic impact of compliance with these laws and regulations is substantial, as discussed in detail under "Environmental Matters." SIGECO is also subject to multiple regulations issued by both federal and state commissions under the Federal Public Utility Regulatory Policies Act of 1978.

COMPETITION

     As part of its efforts to develop a national energy strategy, Congress amended PUHCA and the Federal Power Act by enacting the National Energy Policy Act of 1992 (NEPA), which will affect the traditional structure of the electric utility industry. As a result of changes brought about by NEPA, SIGECO competes with other utilities and wholesale generators for sales of electricity to existing wholesale customers of SIGECO and other potential wholesale customers. SIGECO currently competes with other utilities in connection with intersystem bulk power sales. SIGECO does not presently compete for retail electric or gas customers with the other utilities within its assigned service areas. However, various federal and state legislators, including members of the Indiana General Assembly, have introduced proposed legislation addressing retail wheeling and other related issues. Under the proposed legislation, the electric generation function (and the marketing function under some proposals) would be subject to competition and deregulated, while other functions such as transmitting and distributing power, would continue to be regulated. See "Competition" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18, for discussion of the major changes effected by NEPA; the status of related Indiana legislation; and further discussion of the deregulation of the electric industry and possible further deregulation of the natural gas industry.

     Some of SIGECO's gas customers have, or in the future could acquire, access to energy sources other than those available through SIGECO. (See "SIGECO-Gas Business", page 7, for discussion of gas transportation.) Although federal policy allows bypass of a local distribution company, Indiana law disallows bypass in most cases. SIGECO is currently litigating two such attempts in the Indiana regulatory arena and before the FERC. (See "Competition" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18 for discussion of the bypass attempts and related litigation.)

     There continues to be interest in research on the development of sources of energy other than those in general use. Such competition from other energy sources has not been a material factor to SIGECO in the past. SIGECO is unable, however, to predict the extent of this competition in the future or its potential effect on SIGECO's operations.

ENVIRONMENTAL MATTERS

     SIGECO is subject to federal, state and local regulations with respect to environmental matters, principally air, solid waste and water quality. Pursuant to environmental regulations, SIGECO is required to obtain operating permits for the electric generating plants which it owns or operates and construction permits for any new plants which it might propose to build. Regulations concerning air quality establish standards with respect to both ambient air quality and emissions from SIGECO's facilities, including particulate matter, sulfur dioxide and nitrogen oxides. Regulations concerning water quality establish standards relating to intake and discharge of water from SIGECO's facilities, including water used for cooling purposes in electric generating facilities. Because of the scope and complexity of these regulations, SIGECO is unable to predict the ultimate effect of such regulations on its future operations, nor is it possible to predict what other regulations may be adopted in the future. SIGECO intends to comply with all applicable valid governmental regulations, but will contest any regulation it deems to be unreasonable or impossible to comply with or which is otherwise invalid.

     The implementation of federal and state regulations designed to protect the environment, including those hereinafter referred to, involves or may involve review, certification or issuance of permits by federal and state agencies. Compliance with such regulations may limit or prevent certain operations or substantially increase the cost of operation of existing and future generating installations, as well as seriously delay or increase the cost of future construction. Such compliance may also require investments above those amounts stated under "Construction Program and Financing", page 9.

     All existing SIGECO electric generation facilities have operating permits from the Indiana Department of Environmental Management or other agencies having jurisdiction. In order to secure approval for these permits, SIGECO had installed electrostatic precipitators on all coal-fired units and is operating flue gas desulfurization (FGD) units to remove sulfur dioxide from the flue gas at its A. B. Brown Units 1 and 2 generating facilities. The FGD units at the Brown Station remove most of the sulfur dioxide from the flue gas emissions by way of a scrubbing process, thereby allowing SIGECO to burn high sulfur southern Indiana coal at the station.

     In October 1990, the U.S. Congress adopted major revisions to the Federal Clean Air Act. The revisions require reduction in emissions of sulfur dioxide
(SO2) and nitrogen oxide (NOX) from coal-burning electric generating facilities, including those owned and operated by SIGECO. Two of SIGECO's principal coal-fired facilities (A. B. Brown Units 1 and 2, totaling 500 megawatts of capacity) were equipped with sulfur dioxide removal equipment (scrubbers) and were not severely affected by the new legislation. However, 523 megawatts of SIGECO's coal-fired generating capacity were significantly impacted by the lower emission requirements. SIGECO was required to reduce total emissions from Culley Unit 3, Warrick Unit 4 and Culley Unit 2 by approximately 50% to 2.5 lb/MMBTU by January 1995 (Phase I) and to 1.2 lb/MMBTU by January 2000 (Phase II). SIGECO met all of the Phase I emission requirements and some of the Phase II requirements by January 1995 with the implementation of its Clean Air Act Compliance Plan which includes equipping Culley Units 2 and 3 with a sulfur dioxide scrubber, among other provisions. Unit 1 at Culley Station (46 megawatts) was also subject to the 1.2 lb/MMBTU restriction by January 2000. With the addition of the scrubber at the Culley generating station, SIGECO is surpassing the minimum compliance requirements of Phase I and is using "overcompliance allowances" and fuel blending (with low sulfur coal) strategies to help meet the stricter Phase II requirements effective January 2000. SIGECO is purchasing additional allowances to fully meet Phase II requirements. No material capital expenditures are anticipated to meet Phase II requirements, and thus, none are reflected in the projected construction requirements for the years 2000-2004 discussed in "Construction Program and Financing" or in "Liquidity and Capital Resources" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18.

     Current regulatory policy allows for the recovery through rates of all authorized and approved pollution control expenditures. Refer to "Environmental Matters" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18, for further discussion of SIGECO's Clean Air Act Compliance Plan, and the associated costs. SIGECO filed Title V (of the 1990 Amendments to the Federal Clean Air Act) permit applications for all of its applicable generation facilities during the fourth quarter of 1996. The applications have been approved for completeness and are being processed by the Indiana Department of Environmental Management.

Warrick

     Unit 4 (50% owned by SIGECO) is covered by Title V permit applications filed by Alcoa Generating Corporation, majority owner of the Warrick Generating Station.

     In December 1996 and January 1997, the USEPA issued proposed regulations regarding new national ambient air quality standards for regional ozone and particulate matter concentration levels. In July 1997, the USEPA issued its final rule which revised the national ambient air quality standard for ozone by setting a lower concentration limit and changing the averaging period from one hour to eight hours. There remains much uncertainty as to the extent that SIGECO would be affected by this ruling. Refer to "Environmental Matters" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18, for discussion of this new ruling and related issues and the estimated possible costs to comply with reductions if ultimately required.

     Refer to Item 3, LEGAL PROCEEDINGS, Page 14, and to "Environmental Matters" in Item 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION, page 18 for discussion of the USEPA's lawsuit against SIGECO for alleged violations of the Clean Air Act.

     In connection with the use of sulfur dioxide removal equipment at the A. B. Brown Generating Station, SIGECO operates a solid waste landfill for the disposal of approximately 200,000 tons of residue per year from the scrubbing process. Application for renewal of the landfill operating permit was filed with the Indiana Department of Environmental Management (IDEM) in August 1996, which has not yet been acted upon. The existing permit will remain in effect until action is taken by IDEM on the renewal application. SIGECO also has a solid waste landfill available for the disposal of the gypsum by-product being produced by the new sulfur dioxide scrubber at the Culley Generating Station. SIGECO was granted a five-year operating permit for the landfill in June 1995, but anticipates using this landfill only when the gypsum by- product does not meet contract specifications for its sale to a wallboard manufacturer. Such utilization has not been necessary, to date.

     Under the Federal Water Pollution Control Act of 1972 and Indiana law and regulations, SIGECO is required to obtain permits to discharge effluents from its existing generating stations into the navigable waterways of the United States. The State of Indiana has received authorization from the USEPA to administer the federal discharge permits program in Indiana. Variances from effluent limitations may be granted by permit on a plant-by- plant basis where the utility can establish the limitations are not necessary to assure the protection of aquatic life and wildlife in and on the body of water into which the discharge is to be made. SIGECO has been granted National Pollution Discharge Elimination System (NPDES) permits covering miscellaneous waste water and thermal discharges for all its generating facilities to which the NPDES is applicable, namely the Culley Station, A. B. Brown Station and Broadway Station (gas turbines). As majority owner of Warrick Generating Station, Alcoa Generating Corporation has been granted an NPDES permit for that facility, including Warrick Unit 4. Such discharge permits are limited in time and must be renewed at five-year intervals. During 1994, SIGECO submitted renewal applications for these permits, which are currently pending, as they are for most industries. The existing permits will remain in effect until action is taken by IDEM on the renewal applications. SIGECO anticipates renewal of the permits by IDEM. At present, there are no known enforcement proceedings concerning water quality pending or threatened against SIGECO.

                Age at
Name           12/31/99   Positions Held During Past     Dates
                          Five Years

R. G. Reherman    64      Chairman of the Board of
                          Directors,
                          and Chief Executive            May 1999 -
                          Officer of SIGCORP             Present
                          Chairman of the Board of
                          Directors,
                          President and Chief Executive
                          Officer of SIGCORP             Jan 1996 -
                                                         April 1999
                          Chairman of the Board of
                          Directors of SIGECO            Sept 1997 -
                                                         Present

                          Chairman of the Board
                          of Directors,
                          President and Chief Executive
                          Officer of SIGECO              *- Sept 1997

A. E. Goebel      52      President and Chief Operating
                          Officer of SIGCORP;
                          Chief Executive
                          Officer of SIGECO              May 1999- Present
                          Executive Vice President       Sept 1997 -
                          of SIGCORP                      April 1999
                          Secretary and Treasurer        Jan 1996 -
                          of SIGCORP                      Sept 1997
                          President and Chief
                          Executive Officer              Sept 1997-
                          of SIGECO                       April 1999
                          Senior Vice President, Chief
                          Financial Officer              Oct 1996 -
                          and Secretary of SIGECO         Sept 1997
                          Senior Vice President, Chief
                          Financial Officer,
                          Secretary and Treasurer of     * - Oct 1996
                          SIGECO

J. G. Hurst       56      President and Chief Operating  May 1999 -
                          Officer of SIGECO              Present
                          Executive Vice President and
                          Chief Operating                Sept 1997 -
                          Officer of SIGECO              April 1999
                          Senior Vice President and
                          General Manager
                          of Operations of SIGECO        * - Sept 1997

R. G. Lynch       48      Senior Vice President of
                          Human Resources                Mar 1999 -
                          and Administration of SIGCORP   Present

J. L. Davis       44      Vice President Support         Jan 1999 -
                          Services of SIGECO             Present
                          Vice President of Marketing
                          and Customer
                          Service of SIGECO              * - Dec 1998

W. S. Doty        49      Vice President Energy          Jan 1999 -
                          Delivery of SIGECO             Present
                          Director of Gas Operations     * - Dec 1998
                          of SIGECO

R. G. Jochum      52      Vice President Power Supply    Jan 1999 -
                          of SIGECO                      Present
                          Vice President and Director
                          of Power
                          Production of SIGECO           * - Dec 1998

G. M. McManus     52      Vice President and Director
                          of Governmental
                          Relations of SIGECO            * - Present


 * Indicates positions held at least since 1995.


Item 2.  PROPERTIES

SIGCORP and SIGECO

     SIGCORP  has  no  significant   properties   other  than  common  stock  of
affiliates.

     SIGECO's installed generating capacity as of December 31, 1999 was rated at 1,256,000 Kw. SIGECO's coal-fired generating facilities are: the Brown Station with 500,000 Kw of capacity, located in Posey County about eight miles east of Mt. Vernon, Indiana; the Culley Station with 406,000 Kw of capacity, and Warrick Unit 4 with 135,000 Kw of capacity. Both the Culley and Warrick Stations are located in Warrick County near Yankeetown, Indiana. SIGECO's gas- fired turbine peaking units are: the 80,000 Kw Brown Gas Turbine located at the Brown Station; two Broadway Gas Turbines located in Evansville, Vanderburgh County, Indiana, with a combined capacity of 115,000 Kw; and two Northeast Gas Turbines located northeast of Evansville in Vanderburgh County, Indiana with a combined capacity of 20,000 Kw. The Brown and Broadway turbines are also equipped to burn oil. Total capacity of SIGECO's five gas turbines is 215,000 Kw and they are generally used only for reserve, peaking or emergency purposes due to the higher per unit cost of generation.

     SIGECO's transmission system consists of 820 circuit miles of 138,000 and 69,000 volt lines. The transmission system also includes 27 substations with an installed capacity of 4,013,590 kilovolt amperes (Kva). The electric distribution system includes 3,195 pole miles of lower voltage overhead lines and 225 trench miles of conduit containing 1,345 miles of underground distribution cable. The distribution system also includes 93 distribution substations with an installed capacity of 1,833,855 Kva and 49,501 distribution transformers with an installed capacity of 2,223,537 Kva.

     SIGECO owns and operates three underground gas storage fields with an estimated ready delivery from storage capability of 3.9 million Dth of gas. The Oliver Field, in service since 1954, is located in Posey County, Indiana, about 13 miles west of Evansville. The Midway Field is located in Spencer County,
Indiana, about 20 miles east of Evansville near Richland, Indiana, and was placed in service in December 1966. The third field is the Monroe City Field, located in Knox County, about 10 miles east of Vincennes, Indiana. The field was placed in service in 1958.

     SIGECO's gas transmission system includes 359 miles of transmission mains, and the gas distribution system includes 2,562 miles of distribution mains.

     SIGECO's properties are subject to the lien of the First Mortgage Indenture dated as of April 1, 1932 between SIGECO and Bankers Trust Company, New York, as Trustee, as supplemented by various supplemental indentures, all of which are exhibits to this report and collectively referred to as the "Mortgage".

     Subsidiaries other than SIGECO have no significant properties other than the ownership and operation of coal mining property and investments in real estate partnerships, leveraged leases, and private placement subordinated debt instruments.

Item 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE
            REGISTRANTS

      (a)  Identification of Directors

           John M. Dunn, 61, President and Chief Executive Officer of Dunn Hospitality Group, Evansville, Indiana, hotel development and management company. He is also a director of Old National Bank of Evansville. He has been a director of SIGECO and SIGCORP since 1996.

           John D. Engelbrecht, 48, President and Chief Executive Officer of South Central Communications, Evansville, Indiana, owner and operator of radio and television stations in Indiana, Kentucky and Tennessee and MUZAK franchises in 14 U.S. cities. He is also a director of Fifth Third Bank, Indiana; Evansville, Indiana. He has been a director of SIGECO and SIGCORP since 1996.

           Andrew E. Goebel, 52, President of SIGCORP since April 1999; Executive Vice President of SIGCORP 1997-1999; Secretary and Treasurer of SIGCORP 1996-1997; Chief Executive Officer of SIGECO
           since April 1999; President and Chief Executive Officer of SIGECO 1997- 1999; Senior Vice President, Chief Financial Officer and Secretary of SIGECO 1996-1997; Senior Vice President, Chief Financial Officer, Secretary & Treasurer of SIGECO 1989-1996; and Vice President, Secretary and Treasurer of SIGECO 1984-1989. He is also a director of Old National Bank of Evansville. He has been a director of SIGCORP and SIGECO since September 1997.

           Robert L. Koch II, 61, President and Chief Executive Officer of Koch Enterprises, Inc., Evansville, Indiana, holding company comprised of manufacturers of aluminum die castings, industrial painting systems and wholesale distributors of heating and air conditioning equipment. He is a director of Fifth Third Bancorp, Cincinnati, Ohio and Bindley Western Industries, Inc. of Indianapolis, Indiana. He has been a director of SIGECO since 1986 and a director of SIGCORP since 1996.

           Donald A.  Rausch,  69,  Chairman of the Board,  President  and Chief
           Executive Officer 1990-1995, of UF Bancorp, Inc., Evansville, Indiana; Chairman of the Board and President, 1985-1995, of Union Federal Savings Bank, Evansville, Indiana. He has been a director of SIGECO since 1982 and a director of SIGCORP since 1996.

           Officer of SIGECO  1988-1990;  Executive  Vice  President and General
           Manager of SIGECO 1985-1988. He is also a director of Ohio Valley Electric Corp., Indiana- Kentucky Electric Corp., National City Bancshares and the National City Bank of Evansville. He has been a director of SIGECO since 1985 and a director of SIGCORP since 1996.

           Richard W. Shymanski, 63, Chairman of the Board 1995- 1999, and President 1983-1995, of Harding Shymanski & Company, Professional Corporation, Certif ied Public Accountants, Evansville, Indiana. He has been a director of SIGECO since 1989 and a director of SIGCORP since 1996. Retired December 31, 1999 from Harding Shymanski & Company

           *Donald E. Smith, 73, President and Chief Executive Officer of First Financial Corporation, Terre Haute, Indiana; Chairman and director of Terre Haute First National Bank, Terre Haute, Indiana; President and director of Terre Haute Oil Corp., Chairman and director of Princeton Mining Co., Inc., Chairman and director of Deep Vein Coal Company and Chairman and director of R.J. Oil Co., all of Terre Haute, Indiana; and a director of Blackhawk Coal Corporation. He has been a director of SIGECO since 1964 and a director of SIGCORP since 1996. *Retired as a director of SIGECO and SIGCORP effective December 31, 1999.

           James S. Vinson, 58, President and Professor of Physics at the University of Evansville in Evansville, Indiana since 1987. Vice President of Academic Affairs and Professor of Physics at Trinity University of San Antonio, Texas 1983-1987. He has been a director of SIGECO since 1989 and a director of SIGCORP since 1996.

      (b)  Identification of Executive Officers

           The information  required by this item is included in Part I, Item 1.
           - BUSINESS on page 13, to which reference is hereby made.


Item 11.  EXECUTIVE COMPENSATION AND TRANSACTIONS


            General. The following three tables set forth compensation paid by SIGCORP and SIGECO to the five highest paid executive officers of SIGCORP or SIGECO during the past three years whose total cash compensation for the calendar year 1999 exceeded $100,000. The tables include a Summary Compensation Table (Table 1); a table showing Option Grants in Last Fiscal Year (Table 2), and a table showing Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values (Table 3).

TABLE 1
                                SUMMARY COMPENSATION TABLE

                                                   Long Term
                             Annual Compensation   Compensation
                             -------------------   ------------
                                                      Awards:
                                                      -------
                                                      Shares
Name and Principal                                   Underlying
Position at SIGCORP                                   Options        All Other
or SIGECO             Year   Salary     Bonus(1)        (#)        Compensation

Ronald G. Reherman    1999 $ 409,801   $ 159,100       54,529          None
Chairman and Chief
Executive Officer     1998   363,467     150,500         None          None
of SIGCORP and
Chairman of the       1997   346,875      67,000       52,955          None
Board of SIGECO

Andrew E. Goebel      1999   275,014      80,156       37,489          None
President of SIGCORP
and                   1998   220,436      65,625        7,007          None
Chief Executive
Officer of SIGECO     1997   190,208      35,000       20,993          None

J. Gordon Hurst       1999   217,048      62,500       25,049          None
President and Chief
Operating Officer     1998   196,637      59,375        1,974          None
of SIGECO             1997   177,083      32,800       19,858          None

Ronald G. Jochum      1999   140,563      19,500        4,601          None
Vice President        1998   128,127      18,750        4,055          None
Power Supply of       1997   123,958      18,000        4,728          None
SIGECO

Jeffrey L. Davis      1999   123,650      16,500        4,090          None
Vice President        1998   107,213      15,000        3,431          None
Support Services of
SIGECO                1997    98,125      13,650        3,783          None


(1) These amounts are cash awards under the Corporate Performance Plan based on performance for the prior plan year.


TABLE 2

OPTION GRANTS IN LAST FISCAL YEAR

                            Individual Grants



                           % of
                           Total
               Number of   Options
               Shares      Granted    Exercise             Potential Realizable
               Under-      to         of Base              Value at Assumed
               lying       Employees  Price (2)            Annual Rates of Stock
               Options     in         (Per        Expira-  Price Appreciation
               Granted(1)  Fiscal     Share)      tion     for Option Term
    Name          (#)      Year        ($)        Date            ($)
                                                               5%(3)    10%(3)
R.G. Reherman  54,529      26.65      27.0000    7/19/2009   925,911  2,346,440
A.E. Goebel    37,489      18.32      27.0000    7/19/2009   636,569  1,613,191
J.G. Hurst     25,049      12.24      27.0000    7/19/2009   425,336  1,077,885
R.G. Jochum     4,601       2.25      27.0000    7/19/2009    78,126    197,986
J.L. Davis      4,090       2.00      27.0000    7/19/2009    69,449    175,997


(1) The options were granted July 19, 1999. For Messrs. Reherman, Goebel and Hurst, options vest one-half of the total each year after the date of grant with total vesting occurring at the two-year anniversary. For Messrs. Jochum and Davis, options vest one year after the date of grant.

(2)  Equal to market price on grant date.

(3) These values are not a prediction of what SIGCORP believes the market value of its common stock will be in the next 10 years. They are merely assumed values required to be calculated in accordance with SEC Rules.


TABLE 3

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR 1999
AND FISCAL YEAR-END OPTION VALUES



                                       Number of
                                       Securities       Value of
                                       Underlying       Unexercised
                                       Unexercised      In-the-Money
                                       Options at       Options at
                                       Year-End(2       Year-End (3)
                                          (#)               ($)
               Shares     Underlying
               Acquired   Unexercised
               on         Value
               Exercise   Realized(1)  Exercisable/     Exercisable/
Name              (#)          ($)     Unexercisable    Unexercisable

R.G. Reherman       -          -       136,691/54,529    $ 362,853/0
A.E. Goebel     4,000     37,833       63,097/37,489       152,085/0
J.G. Hurst          -          -       57,509/25,049       154,599/0
R.G. Jochum         -          -       23,802/4,601        31,447/0
J.L. Davis          -          -       16,519/4,090        15,278/0


(1) Market value of underlying securities at time of exercise minus the exercise price.


(2) Options granted in 1996 are restated to reflect 3 for 2 common stock split on March 27, 1997.

(3) Market value of underlying securities at fiscal year-end (December 31, 1999) of $22.75 per share minus the exercise price.

     Change of Control Agreements. In order to insure SIGCORP and SIGECO continuity of management and operations in the event of a change of control of SIGCORP or SIGECO, agreements have been entered into between SIGCORP, SIGECO and Messrs. Reherman, Goebel, Hurst, Jochum and Davis. The agreements provide that in the event of a change of control of SIGCORP or SIGECO, the salary of the named officers will continue for the lesser of a period of three years, or until retirement age, at their existing compensation levels (unless a lesser amount is the maximum amount deductible by SIGCORP for United States Federal income tax purposes, in which case the continued salary would be at such lesser amount).

     Retirement Plans. All officers participate in SIGECO's trusteed, noncontributory tax qualified Pension Plan for Salaried Employees (the "Pension Plan'). Retirement income, as defined in the Pension Plan, is based on an employee's average monthly earnings during the highest paid five consecutive years in the Pension Plan of the employee's final 10 years of continuous service prior to retirement or other termination of employment and is calculated in two increments: 1.52 percent of such average monthly earnings for each year of accredited service or part thereof up to a maximum of 30 years; plus .69 percent of such average monthly earnings for each year of accredited service or part thereof in excess of 30 years to a maximum of 10 years. Amounts payable under the Pension Plan are not subject to social security or other offset.

     The years of service in the Pension Plan credited to officers named in the compensation table above are R.G. Reherman-36 years, 6 months; A.E. Goebel-27 years, 1 month; J.G. Hurst-30 years; R.G. Jochum-5 years, 3 months; and J.L. Davis-19 years, 3 months.

     The following table illustrates the estimated retirement income payable under the Pension Plan, based on the specific remuneration levels and years of service classification shown.


                               Pension Plan Table
                                Years of Service

   Covered
Remuneration        15         20          25           30           35

 $100,000        $22,800    $30,400     $38,000      $45,600      $49,050
  125,000         28,500     38,000      47,500       57,000       61,300
  170,000(1)      38,760     51,680      64,600       77,520       83,380
and above

(1) As of January 1, 2000, the OMNIBUS Budget Reconciliation Act of 1993 (OBRA '93) limited annual compensation to $170,000 for purposes of pension calculations under tax qualified pension plans.


    SIGECO has a non-qualified Supplemental Retirement Plan (the "Supplemental Plan") covering certain senior officers of SIGECO who qualify under the applicable length of service and other eligibility provisions. It is presently anticipated that Messrs. Goebel, Hurst, Jochum and Davis will qualify for benefits under the Supplemental Plan. The Supplemental Plan provides for supplemental retirement income to be paid such that, when combined with benefits receivable under SIGECO's Pension Plan, total retirement benefits paid will be equal to 50 percent of the average of the senior officer's final three years base salary excluding bonuses. In the case of death, survivor benefits are payable to surviving spouse, if any, at an actuarially adjusted level. SIGECO has entered into an agreement with Mr. Reherman that is similar to the Supplemental Plan except that the retirement income paid is equal to 70 percent of his highest annualized salary as Chief Executive Officer or Chairman of SIGECO. SIGECO has purchased life insurance on the participants sufficient in amount to fund actuarially all of SIGECO's future liabilities under the Supplemental Plan and the Agreement.

    Death Benefits Plan. SIGECO has a Supplemental Post- Retirement Death Benefits Plan for officers and other senior executives to provide retired participants with the equivalent of 25-35 percent of the pre-retirement group life insurance benefit under SIGECO's group insurance plan for salaried employees. SIGECO has purchased insurance on the lives of the participants, which is projected to allow SIGECO to recover the entire cost of this plan.

    Stock Option Plan. The 1994 Stock Option Plan was adopted by the Board of Directors at its meeting held December 21, 1993, and by SIGECO's shareholders at their meeting held March 22, 1994. Pursuant to the exchange whereby SIGECO common stockholders became stockholders of SIGCORP, SIGECO's common stockholders, by agreeing to the exchange, also agreed to the amendment of the 1994 Stock Option Plan to provide for the issuance of SIGCORP shares. The 1994 Stock Option Plan authorizes the granting of options to officers and key employees of SIGCORP and SIGECO to purchase up to 750,000 shares of SIGCORP Common Stock (adjusted for 3 for 2 stock split on March 27, 1997). Options granted under the 1994 Stock Option Plan may constitute incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), or nonqualified stock options (collectively, "options"). To date, a total of 750,000 options have been granted.

Item 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
            AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     As of December 31, 1999, each of the following stockholders was known to the management to be the beneficial owner of more than five percent of the outstanding shares of any class of voting securities as set forth below.


                                               Amount and
                                               Nature of
                       Name and Address of     Beneficial           Percent
Title of Class         Beneficial Owner        Ownership            of Class

$100 Par Preferred     IDS Certificate         75,000 Shares        40.3%
Stock of SIGECO        Company                 Registered Owner
                       %IDS Financial
                       Services, Inc.
                       3000 IDS Tower 10
                       Minneapolis, MN  55440


Common Stock of        SIGCORP, Inc.           15,754,826 Shares    100%
SIGECO                 20 N.W. Fourth Street   Registered Owner
                       P.O. Box 3606
                       Evansville, IN  47735


Security Ownership of Directors and Executive Officers

     The following table shows the beneficial ownership, as of December 31, 1999, of SIGCORP Common Stock, by each director, the Chief Executive Officer, and each of the other executive officers named in the Compensation Table found under "Executive Compensation". Also shown is the total ownership for such persons and other executive officers as a group. No member of the group is the beneficial owner of any of SIGECO's Preferred Stock.


                                    Amount and Nature of
                                    Beneficial Ownership(2)

                                                                       Percent
Name of Beneficial Owner(1)         Direct    Indirect        Total    of Class

John M. Dunn                         3,169        -           3,169      .02
John D. Engelbrecht                  3,260        -           3,260      .02
Robert L. Koch II                    3,627        -           3,627      .02
Donald A. Rausch                    12,762        -          12,762      .06
Ronald G. Reherman                  12,290      559          12,849      .06
Richard W. Shymanski                 2,475    8,464          10,939      .04
Donald E. Smith(3)                  17,128      555          17,683      .08
James S. Vinson                        997        -             997        -
Andrew E. Goebel                    11,098        -          11,098      .05
J. Gordon Hurst                      1,944        -           1,944      .01
Ronald G. Jochum                       400        -             400        -
Jeffrey L. Davis                       168        -             168        -
All of the above and other
executive officers
as a group (14)                                              83,902      .36

(1) Beneficial ownership includes those shares over which an individual has sole or shared voting, or investment powers, such as shares in which the spouse, minor children or other relatives living in the home of the named person have a beneficial interest, and shares held in SIGCORP's Dividend Reinvestment Plan and other trust accounts.

(2) Includes shares held jointly or in other capacities, as to which in some cases beneficial ownership is disclaimed. Does not include shares which the named individual has the right to acquire under the 1994 Stock Option Plan. See Table 3 for the number of shares that can currently be acquired.

(3) Donald E. Smith is a director and President of Princeton Mining Company, which owns 360,186 shares of Common Stock; director and President of R.J. Oil and Refining Co., Inc., which owns 129,331 shares of Common Stock; director of Blackhawk Coal Corporation, which owns 188,599 shares of Common Stock; Chairman, CEO, President and director of Terre Haute First National Bank, which holds 28,931 shares of Common Stock as trustee; and President and director of Terre Haute Oil Corporation, which owns 3,199 shares of Common Stock. The aggregate number of such shares represents 3.01 percent of Common Stock outstanding.



Item 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND
REPORTS ON FORM 8-K


 (a)  3) Exhibits:
        SIGCORP and SIGECO
        EX-2(a) Agreement and Plan of Exchange, of common stock between Southern Indiana Gas and Electric Company and SIGCORP, Inc., dated February 23, 1995. (Physically filed and designated as Exhibit 2(a) in Amendment No. 1 to Form S- 4 Registration Statement filed January 20, 1995, File No. 33-57381.)

        SIGCORP
        EX-2(a) Agreement and Plan of Merger by and among Indiana Energy, Inc., SIGCORP, Inc. and Vectren Corporation, dated as of June 11, 1999. (Physically filed and designated as Exhibit 2 to Form 8-K filed June 15, 1999, File No. 01-11603.)

        EX-3(a) Restated Articles of Incorporation of SIGCORP, Inc. (Physically filed and designated as Exhibit 3(a) in Amendment No. 1 to Form S-4 Registration Statement, filed February 23, 1995, File No. 33-57381.)

        EX-3(b)  By-Laws of SIGCORP,  Inc. . (Physically filed and designated as
                 Exhibit 3(b) in Amendment No. 1 to Form S- 4 Registration Statement, filed February 23, 1995, File No. 33-57381.)

        EX-4(a) Rights Agreement, between SIGCORP, Inc. and Continental Stock Transfer & Trust Company, Rights Agent, dated as of December 31, 1995. (Physically filed and designated as Exhibit 4.1 in Form 8-B Registration Statement filed December 15, 1995, File No. 1-11603.)

        EX-4(b) Stock Option Agreement, between SIGCORP, Inc. and Indiana Energy, Inc., dated as of June 11, 1999. (Physically filed and designated as Exhibit 4-1 to Form 8-K filed June 15, File No. 01-11603.)

        SIGECO
        EX-3(a) Amended Articles of Incorporation as amended March 26, 1985. (Physically filed and designated in Form 10-K, for the fiscal year 1985, File No. 1-3553, as Exhibit 3- A.) Articles of Amendment of the Amended Articles of Incorporation, dated March 24, 1987. (Physically filed and designated in Form 10-K for the fiscal year 1987, File No. 1-3553, as Exhibit 3-A.) Articles of Amendment of the Amended Articles of Incorporation, dated November 27, 1992. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 3-
                 A).

        EX-3(b) By-Laws as amended through December 18, 1990. (Physically filed in Form 10-K for the fiscal year 1990, File No. 1-3553, as
                 Exhibit 3-B.) By-Laws as amended through September 22, 1993. (Physically filed and designated in Form 10-K for the fiscal year 1993, File No. 1-3553, as EX-3 (b).) By-Laws as amended through January 1, 1995. (Physically filed and designated in Form 10-K for the fiscal year 1995, File No. 1-3553, as EX-3(b).)

     EX-4(a)* Mortgage and Deed of Trust dated as of April 1, 1932 between Southern Indiana Gas and Electric Company and Bankers Trust Company, as Trustee, and Supplemental Indentures thereto dated August 31, 1936, October 1, 1937, March 22, 1939, July 1,
                 1948, June 1, 1949, October 1, 1949, January 1, 1951,  April 1,
                 1954,  March 1,  1957,  October 1,  1965,  September  1,  1966,
                 August 1, 1968,  May 1, 1970,  August  1, 1971,  April 1, 1972,
                 October 1, 1973, April 1, 1975, January 15, 1977, April 1, 1978, June 4, 1981, January 20, 1983, November 1, 1983, March
                 1,  1984,  June 1,  1984,  November  1,  1984,  July  1,  1985,
                 November 1, 1985, June 1, 1986. (Physically filed and designated in Registration No. 2- 2536 as Exhibits B-1 and B-2; in Post-effective Amendment No. 1 to Registration No. 2-62032 as Exhibit (b)(4)(ii), in Registration No. 2-88923 as
                 Exhibit 4(b)(2), in Form 8-K, File No. 1-3553, dated June 1, 1984 as Exhibit (4), File No. 1-3553, dated March 24, 1986 as
                 Exhibit 4-A, in Form 8-K, File No. 1-3553, dated June 3, 1986 as Exhibit (4).) July 1, 1985 and November 1, 1985 (Physically filed and designated in Form 10-K, for the fiscal year 1985, File No. 1-3553, as Exhibit 4-A.) November 15, 1986 and
                 January 15, 1987. (Physically filed and designated in Form 10-K, for the fiscal year 1986, File No. 1-3553, as Exhibit 4-A.) December 15, 1987. (Physically filed and designated in Form 10-K, for the fiscal year 1987, File No. 1-3553, as
                 Exhibit 4-A.) December 13, 1990. (Physically filed and designated in Form 10-K, for the fiscal year 1990, File No. 1-3553, as Exhibit 4-A.) April 1, 1993. (Physically filed and designated in Form 8-K, dated April 13, 1993, File 1-3553, as
                 Exhibit 4.) June 1, 1993 (Physically filed and designated in Form 8-K, dated June 14, 1993, File 1-3553, as Exhibit 4.) May 1, 1993. (Physically filed and designated in Form 10-K, for the fiscal year 1993, File No. 1-3553, as Exhibit 4(a).) July 1, 1999. (Physically filed and designated in Form 10-Q, dated August 16, 1999, File 1- 3553, as Exhibit 4(a).)

                 * Pursuant to paragraph (b)(4)(iii)(a) of Item 601 of Regulation S-K, SIGECO agrees to furnish to the Commission on request any instrument with respect to long-term debt if the total amount of securities authorized thereunder does not exceed 10% of the total assets of SIGECO, and has therefore not filed such documents as exhibits to this Form 10-K.

       EX-10.1 Agreement, dated, January 30, 1968, for Unit No. 4 at the Warrick Power Plant of Alcoa Generating Corporation ("Alcoa"), between Alcoa and Southern Indiana Gas and Electric Company. (Physically filed and designated in Registration No. 2-29653 as Exhibit 4(d)-A.)

       EX-10.2 Letter of Agreement, dated June 1, 1971, and Letter Agreement, dated June 26, 1969, between Alcoa and Southern Indiana Gas and Electric Company. (Physically filed and designated in Registration No. 2-41209 as Exhibit 4(e)-2.)

       EX-10.3 Letter Agreement, dated April 9, 1973, and Agreement dated April 30, 1973, between Alcoa and Southern Indiana Gas and Electric Company. (Physically filed and designated in Registration No. 2-53005 as Exhibit 4(e)-4.)

       EX-10.4 Electric Power Agreement (the "Power Agreement"), dated May 28, 1971, between Alcoa and Southern Indiana Gas and Electric Company. (Physically filed and designated in Registration No. 2-41209 as Exhibit 4(e)- 1.)

       EX-10.5 Second Supplement, dated as of July 10, 1975, to the Power Agreement and Letter Agreement dated April 30, 1973 - First Supplement. (Physically filed and designated in Form 12-K for the fiscal year 1975, File No. 1-3553, as Exhibit 1(e).)

       EX-10.6 Third Supplement, dated as of May 26, 1978, to the Power Agreement. (Physically filed and designated in Form 10-K for the fiscal year 1978 as Exhibit A-1.)

       EX-10.7 Letter Agreement dated August 22, 1978 between Southern Indiana Gas and Electric Company and Alcoa, which amends Agreement for Sale in an Emergency of Electrical Power and Energy Generation by Alcoa and Southern Indiana Gas and Electric Company dated June 26, 1979. (Physically filed and designated in Form 10-K for the fiscal year 1978, File No. 1-3553, as Exhibit A-2.)

       EX-10.8 Fifth Supplement, dated as of December 13, 1978, to the Power Agreement. (Physically filed and designated in Form 10-K for the fiscal year 1979, File No. 1- 3553, as Exhibit A-3.)

       EX-10.9 Sixth Supplement, dated as of July 1, 1979, to the Power Agreement. (Physically filed and designated in Form 10-K for the fiscal year 1979, File No. 1-3553, as Exhibit A-5.)

       EX-10.10 Seventh Supplement, dated as of October 1, 1979, to the Power Agreement. (Physically filed and designated in Form 10-K for the fiscal year 1979, File No. 1- 3553, as Exhibit A-6.)

       EX-10.11 Eighth Supplement, dated as of June 1, 1980 to the Electric Power Agreement, dated May 28, 1971, between Alcoa and Southern Indiana Gas and Electric Company. (Physically filed and designated in Form 10-K for the fiscal year 1980, File No. 1-3553, as Exhibit (20)-1.)

       EX-10.13**Agreement dated July 22, 1986 between  Southern Indiana Gas and
                 Electric Company and A. E. Goebel regarding continuation of employment. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 10-A-13.)

       EX-10.14**Agreement dated July 25, 1986 between  Southern Indiana Gas and
                 Electric Company and Ronald G. Reherman regarding continuation of employment. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 10-A-14.)

       EX-10.15**Agreement dated July 22, 1986 between  Southern Indiana Gas and
                 Electric Company and James A. Van Meter regarding continuation of employment. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 10-A-15.)

       EX-10.16**Agreement dated February 22, 1989 between Southern Indiana Gas and Electric Company and J. Gordon Hurst regarding continuation of employment. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553 as Exhibit 10-A-16.)

       EX-10.17**Summary  description  of  Southern  Indiana  Gas  and  Electric
                 Company's nonqualified Supplemental Retirement Plan (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 10-A-17.)

       EX-10.18**Supplemental Post Retirement Death Benefits Plan, dated October
                 10, 1984. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 10-A-18.)

       EX-10.19**Summary  description  of  Southern  Indiana  Gas  and  Electric
                 Company's Corporate Performance Incentive Plan. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 10-A-19.)

       EX-10.20**Southern   Indiana  Gas  and   Electric   Company's   Corporate
                 Performance Incentive Plan as amended for the plan year beginning January 1, 1994. (Physically filed and designated in Form 10-K for the fiscal year 1993, File No. 1-3553, as Exhibit 10-A-20.)

       EX-10.21**Southern  Indiana Gas and  Electric  Company  1994 Stock Option
                 Plan (Physically filed and designated in Southern Indiana Gas and Electric Company's Proxy Statement dated February 22, 1994, File No. 1-3553, as Exhibit A.)

       EX-10.22**Summary  description  of  Southern  Indiana  Gas  and  Electric
                 Company's Corporate Performance Incentive Plan as amended for the plan year beginning January 1, 1997. (Physically filed and designated in the SIGCORP, Inc. and Southern Indiana Gas and Electric Company's Joint Proxy Statement dated March 23, 1998, File No. 1-11603 and File No. 1- 3553, under "Compensation Committee Report On Executive Compensation", page 9.)

       EX-10.23**Agreement dated September 1, 1997 between  Southern Indiana Gas and Electric Company and Andrew E. Goebel regarding continuation of employment, which supercedes such agreement dated July 22, 1986. (Physically filed and designated in Form 10-K for the fiscal year 1997, File No. 1-3553, as Exhibit 10.23.)

       EX-10.24**Agreement dated September 1, 1997 between Southern Indiana Gas and Electric Company and J. Gordon Hurst regarding continuation of employment, which supercedes such agreement dated February 22, 1989. (Physically filed and designated in Form 10-K for the fiscal year 1997, File No. 1-3553, as Exhibit 10.24.)

       EX-10.25**Agreement  dated January 10, 1997 between  Ronald G. Jochum and
                 Southern Indiana Gas and Electric Company regarding continuation of employment. (Physically filed and designated in Form 10-K for the fiscal year 1997, File No. 1-3553, as Exhibit 10.25.)

       EX-10.26**Agreement dated January 10, 1997 between  Southern  Indiana Gas and Electric Company and Ronald G. Reherman regarding continuation of employment, which supercedes such agreement dated May 6, 1991. (Physically filed and designated in Form 10-K for the fiscal year 1997, File No. 1-3553, as Exhibit 10.26.)

       EX-10.27**Agreement dated April 16, 1997 between Southern Indiana Gas and
                 Electric Company and Ronald G. Reherman regarding supplemental pension and disability benefits, which supercedes such agreement dated February 1, 1995. (Physically filed and designated in Form 10-K for the fiscal year 1997, File No. 1-3553, as Exhibit 10.27.)

       EX-10.28**Agreement dated January 10, 1997 between  Southern  Indiana Gas and Electric Company and Jeffrey L. Davis regarding continuation of employment. (Physically filed and designated in Form 10-K for the fiscal year 1997, File No. 1-3553, as Exhibit 10.28.)

       EX-10.29**Southern  Indiana  Gas  and  Electric  Company's   nonqualified
                 Supplemental Retirement Plan as amended, effective April 16, 1997. (Physically filed and designated in Form 10-K for the fiscal year 1997, File No. 1-3553, as Exhibit 10.29.)

                 ** Filed pursuant to paragraph (b)(10)(iii)(A) of Item 601 of Regulation S-K.


   SIGECO
   EX-12       Computation of Ratio of Earnings to Fixed Charges


   SIGCORP
   EX-21       Subsidiaries of the Registrant


   SIGCORP and SIGECO
   EX-24    Power of Attorney


   SIGCORP and SIGECO
   EX-27    Financial Data Schedule

                                   Exhibit 21

                                  SIGCORP, INC.
                         Subsidiaries of the Registrant

                    Southern Indiana Gas and Electric Company
              Southern Indiana Properties, Incorporated in Indiana
                  Energy Systems Group, Incorporated in Indiana
               Southern Indiana Minerals, Incorporated in Indiana
                SIGCORP Energy Services, Incorporated in Indiana
                    SIGCORP Capital, Incorporated in Indiana
                     SIGCORP Fuels, Incorporated in Indiana
                SIGCORP Power Marketing, Incorporated in Indiana
            SIGCORP Communications Services, Incorporated in Indiana
             SIGECO Advanced Communications, Incorporated in Indiana
             SIGCORP Environmental Services, Incorporated in Indiana